April 10, 2002

Dear Valued Shareholders of Summus, Inc. (USA):

This letter outlines the progress in meeting our business goals, capital raising, and enhancing shareholder value.   I want to start by thanking those shareholders who attended the CTIA show in Orlando last month to partake in the exego™ launch.

Summus continues to execute according to the strategies outlined at our February 27th special shareholder meeting. An important part of our focus is to develop opportunities for the launch of our wireless and mobile business.  The purpose of this letter is to highlight our progress.

MOBILE AND WIRELESS BUSINESS

Overall, I remain extremely excited about the growth and prospects for our mobile and wireless business.  We are on the forefront of an emerging and exciting market with products which provide users with the capabilities to control how they work, play, and interact with others.  Overall, in my view, this market presents an amazing opportunity for us.  We believe, based on feedback from carriers and content partners, that we currently have a significant competitive lead with exego™, and we intend to capitalize on this advantage.

Our discussions with partners at CTIA further validated our vision, and I remain committed and confident in our ability to achieve our business goals.  I believe we are on the cusp of being approved and included in the BREW trial rollout, and we are moving quickly to put in place the necessary resources to support a full nationwide rollout of exego.

               Product Development Progress

The Company has finished developing its first release of a mobile and wireless application called exego™. The application has been TRUE BREW certified by QUALCOMM and is presently in the third phase of testing, which involves the carrier.  The testing process has postponed our inclusion in the trial rollout.  Our efforts have not slowed, and we anticipate being part of the BREW catalog in April.  Our application, when approved, will be rolled out in the San Diego area and will be available with the carrier’s national rollout.  We are currently working in close interaction with the carrier on additional applications for rollout to specific, broad vertical markets.  We are in the process of defining requirements for those applications and anticipate development and rollout(s) prior to the end of the second quarter 2002.

In addition to our own applications, we have recently completed BlueFuel enhancements to a game developed by our partner, ZIO Interactive.  We are in the process of finalizing our internal testing before submitting the application for BREW certification.  I anticipate starting the BREW certification process in the next few weeks.  Submitting and certifying a ZIO game will enable the commercial deployment per our agreement with ZIO Interactive.

We are currently working on enhancements to exego, including support for Java™ 2 Platform, Micro Edition (J2ME™), and Pocket PC.  We have developed the exego application for the PocketPC platform, and we are working closely on a trial with a Scandinavian carrier to roll out exego on a PDA platform.

This trial is scheduled to progress through the next few months, and we anticipate having an agreement for rollout before the end of the second quarter 2002.

               Cellular Operator Progress

Since my last letter, our activities with carriers have increased. We are in discussions with a total of six carriers that represent over 70 million subscribers.  We are aggressively pursuing international carriers in Scandinavia and Korea and anticipate having a revenue-generating contract using BlueFuel and exego with an international partner before year-end.   Our traction with U.S.-based carriers is increasing, and our efforts to support platforms other than BREW will help these efforts.  We have recently concluded a trip to Korea to meet with Korean wireless telecoms; our meetings went well with several expressing an interest in our solutions, particularly in transmitting video.  We are currently developing a demonstration on several Korean handsets to better communicate our capabilities and our advantage over the competition.

               Content Provider Progress

Summus’ business development activities have created several opportunities with major content brands. These prospective business relationships are evolving as follows:

  Bundling of Content– We have signed an agreement with Iteris to provide real-time traffic information under the exego brand.  We have two additional content partner contracts pending that we anticipate signing in the coming week once billing coordination associated with our business model is resolved.  Once signed, we will work with each content partner to integrate their respective content for rollout with the exego application.

  Application Development – Summus is in the process of negotiating with a worldwide leader in branded media content to develop custom wireless multimedia applications to be distributed by cellular operators. We are working through the proposal requirements and anticipate having a product proposal and contract prior to the end of the second quarter 2002.  Our goal is to develop and deploy applications in the second half of 2002, coinciding with the second major carrier’s national launch.

               Samsung

We are currently developing revenue-generating opportunities with Samsung in the target markets as identified in the contract announced in Q1 – 2002.  We have submitted a proposal to Samsung to supply an application targeted at the mobile and wireless sector.  Our proposal is under evaluation with Samsung, and I anticipate having closure on our efforts in the next few months.

               Government Sector

We have signed a collaboration agreement with Singapore Engineering Software Pte Ltd (SES), a Singapore-based company.  SES is a division of the Singapore Technologies Engineering Group, a leading technology-based multinational conglomerate headquartered in Singapore.  Under the collaboration agreement, Summus and SES will jointly bid on a contract using our image and mobile-wireless solutions for applications with the Singapore Ministry of Defence.  We are in the process of formulating the solution and proposal.  I anticipate award in the middle of the fourth quarter 2002.

CAPITAL RAISING

The Company’s primary financing objective is to secure investment capital from institutional investors while we grow our revenues to sustain operations and achieve profitability.  We have been working closely with several regional boutique institutional investment firms in efforts to secure long-term capital.  Our progress is substantial, and we continue to pursue all avenues with regard to securing institutional capital.  Our investment houses have concluded their primary due diligence, and we are moving forward with discussions with potential, large investors.

OTHER ITEMS

In order to help get our message out, we have given several interviews for publications such as America’s Network, Gartner Group, Wireless Business and Technology, Wireless Future, CNet, Wireless Week, and CEOcast.  I feel that it is extremely important to continue to accelerate this process.  We recently submitted an article on our Company to a nationally published magazine that will be available in the second quarter of 2002.

In March, Dr. George Simmons was named to our Board of Directors.  Dr. Simmons brings over 28 years of experience as a senior executive in global IT and Telecommunications companies. Dr. Simmons serves as Vice-President and General Manager of Multiservice Access technology business at Lucent Technologies (LU).   In this position, he is directly responsible for leading the Product Management, Product Marketing, and R&D for a line of Asynchronous Transfer Mode (ATM) products used in converged voice, data, and video networks. Prior to this assignment, Dr. Simmons worked in Beijing, China, where he held the position of Network Wireless VP, responsible for marketing, sales, installation, and customer technical support of wireless infrastructure equipment. He also held the position of R&D Operational Excellence VP in Switching and Access Solutions, responsible for R&D process improvement.  Dr. Simmons also has patents and holds a Master Degree in Management from the J. L. Kellogg School of Business at Northwestern University. We are honored to have George join our Board of Directors, and we look forward to his counsel.

In addition, we are actively recruiting additional members to our Board of Directors and Board of Advisors.  We have several very qualified individuals who are considering joining our team.

We are in the process of identifying and hiring personnel in the key areas of business development, marketing communications and development.  We have identified several qualified candidates who can help us move faster.  We have also expanded our development group in Croatia to support our product deliverables and accelerate our time to market for cross platform support of our exego application.  The increase in staff will help us in securing contracts, addressing our public relations needs, and our development efforts. I look forward to enhancing our existing team.

Please look for further announcements soon.

Sincerely,

Bjorn Jawerth
Chairman and CEO

This shareholder letter contains statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including but not limited to, the statements regarding the Company's pursuit of new business opportunities within the government sector, the development of technology and efforts to patent the same, the wireless and mobile market for multimedia applications, the status and possible outcomes of discussions with cellular operators, content providers and wireless device manufacturers, our capital raising efforts and other business plans, are not based on historical fact, but rather reflect the Company's current expectations concerning future events. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those projected in any forward-looking statements. The following important factors, among others, may cause actual results or developments to differ materially from those expressed or implied by the forward-looking statements: (1) a lack of sufficient financial resources to implement the Company's business plan, which has resulted in the Company's receiving a "going concern" opinion from its independent accountant with respect to its audited financial statements as of and for the period ended December 31, 2001; (2) the Company's dependence on the continued growth in demand for wireless Internet usage; (3) the rapid pace of technological developments in the wireless communications industry, particularly with respect to the availability of greater capacity or faster transmission speeds (also known as "broadband" transmission); (4) the degree of market acceptance of the Company as a viable wireless technology provider and of its wireless data services, including wireless e-mail; (5) technological competition, which creates the risk of the Company's technology being rendered obsolete or noncompetitive; (6) the lack of patent protection with respect to the Company's technology; (7) potential infringement of the patent claims of third parties; and (8) the Company's dependence on its key personnel and the risk of the loss of their services. The Company hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

BlueFuel, Efficiency Engine and MaxxNote are trademarks of Summus, Inc. (USA)  All other company or product names are trademarks and/or registered trademarks of their respective owners.